February 29, 2024

U.S Securities and Exchange Commission
Division of Trading and Markets, Mail Stop 7010
100 F Street, NE

Washington DC 20549

(202) 551-6551

Re: Notice Pursuant to SEC Rule

To Whom it May Concern

We have read the statements made by USCF ETF Trust (the “Trust”) in its semi-annual report filed as part of Form N-CSR and are in agreement with the statements contained in the unaudited notes to the financial statements of the Trust as of December 31, 2023.

The reports of Spicer Jeffries LLP on the financial statements of the Funds as of and for the fiscal years ended 2023 and 2022 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles. During the fiscal years ended 2023 and 2022, and during the subsequent interim period through September 20, 2023: (i) there were no disagreements between the registrant and Spicer Jeffries LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Spicer Jeffries LLP, would have caused it to make reference to the subject matter of the disagreements in its report on the financial statements of the Funds for such years or interim period; and (ii) there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Very truly yours,

Spicer Jeffries, LLP
Denver, Colorado